SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14C INFORMATION STATEMENT

Information Statement Pursuant to Section 14(c)

Of the Securities Exchange Act of 1934

☒	Preliminary Information Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14(c)-5(d)(2))

☐	Definitive Information Statement

NORTH AMERICAN TECHNOLOGIES GROUP, INC.

(Name of Registrant as Specified in its Charter)

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☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state who it was determined):

(4)	Proposed maximum aggregated value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Action Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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NORTH AMERICAN TECHNOLOGIES GROUP, INC.

429 Memory Lane

Marshall, Texas 75672

Notice of Stockholder Action

To the Stockholders of North American Technologies Group, Inc.:

We are writing to advise you that the holders of a majority of the outstanding shares of common stock and of preferred stock, voting separately as a class, of North American Technologies Group, Inc., a Delaware corporation (“NATK,” “we,” “us,” or “our company”), have approved a one-for-twenty reverse stock split of the outstanding shares of common stock and adopted an amendment to our Restated Certificate of Incorporation to reduce the number of authorized shares of common and preferred stock. In this information statement we refer to the amendment of our Restated Certificate of Incorporation as the “Charter Amendment” and to the one-for-twenty reverse stock split as the “Reverse Split”.

Pursuant to Section 228 of the General Corporation Law of the State of Delaware, we have obtained the approval of stockholders owning a majority of our outstanding common stock and a majority of our outstanding preferred stock, which approval will be effective upon the expiration of 20 business days following the mailing of the accompanying information statement to our stockholders, as required under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Accordingly, no action is required by you. The accompanying information statement is furnished only to inform our stockholders of the action described above in accordance with Rule 14c-2 promulgated under the Exchange Act and Section 228(e) of the General Corporation Law of the State of Delaware.

By order of the Board of Directors,

/s/ Mahesh Shetty

Mahesh Shetty

Chief Financial Officer

Marshall, Texas

July 19, 2007

NORTH AMERICAN TECHNOLOGIES GROUP, INC.

429 Memory Lane

Marshall, Texas 75672

Information Statement

Pursuant to Rule 14c-2 of the Securities Exchange Act of 1934

In compliance with Section 228(e) of the General Corporation Law of the State of Delaware and our bylaws, we are furnishing this information statement to you, a holder of our common stock, to provide you with information and a description of an action which was taken by written consent of the holders of a majority of our common and our preferred stock, on July 5, 2007. This action will become effective upon the expiration of 20 business days following the mailing of this information statement to our stockholders. In this information statement we will refer to the preceding date as the “Effective Date”. On July 5, 2007, the holders of a majority of our common stock and a majority of our preferred stock, each voting separately as a class, signed a written consent approving an amendment to our Certificate of Incorporation which effects a one-for-twenty reverse stock split of our outstanding common stock, and reduces the total number of authorized shares of our stock to 31 million shares, consisting of 30 million shares of common stock and one million shares of preferred stock.

This information statement is being mailed on or about July     , 2007 to stockholders of record on July 2, 2007 (the “Record Date”). This information statement is being delivered only to inform you of the corporate action described herein in accordance with Rule 14c-2 under the Exchange Act. On the July 5, 2007 there were 183,442,837 shares of our common stock outstanding and 54,040 shares of our preferred stock outstanding. Each share of preferred stock has voting rights equal to the common stock on an as-converted basis and is convertible into 925.926 shares of common stock at any time at the option of the holder. Under the General Corporation Law of the State of Delaware and our bylaws, the affirmative vote of the holders of a majority of the issued and outstanding shares of our common stock, and a majority of the issued and outstanding shares of our preferred stock, voting separately as a class, is required to approve the Charter Amendment. We received the affirmative vote approving the Charter Amendment from stockholders who collectively held 110,461,767 shares, or 60.22%, of the issued and outstanding shares of our common stock, and 45,605, or 84.39%, of our preferred stock on the Record Date.

We have asked brokers and other custodians, nominees and fiduciaries to forward this information statement to the beneficial owners of the common stock held of record by such persons and will reimburse such persons for out-of-pocket expenses incurred in forwarding such material. The cost of delivering this information statement, including the preparation, assembly and mailing of the information statement, as well as the cost of forwarding this material to the beneficial owners of our capital stock will be borne by us.

This is not a notice of a meeting of stockholders, and no stockholders meeting will be held to consider any matter described in this information statement. A majority of our stockholders have voted, by written consent, to approve the Charter Amendment, and the number of votes held by such stockholders is sufficient to satisfy the stockholder vote requirement for such action. Accordingly, no additional votes will be needed to approve this action.

WE ARE NOT ASKING FOR A PROXY AND

YOU ARE REQUESTED NOT TO SEND A PROXY

FORWARD LOOKING STATEMENTS

This information statement and other public statements by the Company include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. In some cases, you can identify forward-looking statements by the use of the words “expect,” “estimate,” “project,” “intend,” “plan,” “will,” “should,” “could,” “would,” “anticipate,” “believe,” or the negative of such words and similar expressions. Factors that might cause our actual results, levels of activity, performance or achievements to differ from those expressed or implied in the forward-looking statements include, among others, the risk factors described under the caption “Factors Which May Affect Future Operating Results” in Item 6 in the Company’s Annual Report. Additional factors are described in other public reports filed with the Securities and Exchange Commission (“SEC”). Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date made. We undertake no obligation to publicly release the result of any revision of these forward-looking statements to reflect events or circumstances after the date they are made or to reflect the occurrence of unanticipated events.

THE CHARTER AMENDMENT AND REVERSE SPLIT

On July 5, 2007, the holders of a majority of both classes of our outstanding stock approved the Charter Amendment that (i) reduced the number of authorized shares of common stock from 250 million to 30 million, (ii) reduced the number of shares of authorized preferred stock from 20 million to one million, and (iii) automatically combined 20 outstanding shares of common stock into one share without any further action on the part of the holders. The board of directors passed a resolution to round up all fractional shares resulting from the Reverse Split. After the Reverse Split, a shareholder will receive one (1) share of the Company’s common stock for any fractional share of common stock.

At the Annual Meeting of Shareholders on March 8, 2007, the shareholders approved an increase in the authorized shares of our common stock from 250 million to 500 million. This increase was approved by the Board of Directors and recommended for approval by the shareholders in order to allow us to meet our commitments to issue additional shares of common stock under our loan agreement and outstanding convertible securities as well as to allow for future issuances of debt and equity securities in capital raising financings. Subsequent to obtaining that approval, the Board of Directors determined that a reverse stock split and reduction in the number of authorized shares outstanding would allow us to meet those goals and have certain other benefits that are described below. For that reason, the amendment to increase the authorized shares to 500 million approved by the shareholders at the Annual Meeting was never filed with the Delaware Secretary of State and has not become effective. Instead, the Board determined to approve and recommend to the holders of a majority of its outstanding shares the Charter Amendment, including the one-for-twenty reverse stock split and a reduction in the number of authorized shares of its common and preferred stock.

The Reverse Split has the effect of reducing the number of outstanding shares by one-twentieth, but would not, without further action, reduce the number of shares we are authorized to issue under our charter. Because, as a result of the Reverse Split, we no longer need as many authorized shares, and because we could realize a savings on the payment of franchise taxes in the state of Delaware by reducing the number of authorized shares, the Board of Directors approved a reduction in our total authorized capital stock to 31 million shares, consisting of 30 million shares of common stock and one million shares of preferred stock. The par value of $0.001 of the common and preferred shares did not change. The Charter Amendment was approved by the holders of a majority of our outstanding shares of each class of stock on July 5, 2007.

Reasons for the Reverse Split

The Board believes that there may be potential benefits for the Reverse Split.

Potential Benefits

Potential Broker Interest. On July 13, 2007, the common stock of North American Technologies Group, Inc.(“NATK”) common stock closed at $0.19 per share. The Reverse Split may result in a higher price per share of the Company’s common stock. At present, NATK’s common stock may not appeal to brokerage firms that are reluctant to recommend lower priced securities to their clients.

Potential Investor Interest. Investors may be also be dissuaded from purchasing lower priced stocks because the fixed brokerage commissions, as a percentage of the total transaction, tend to be higher for such stocks. Investment funds are either prohibited by their charters or reluctant to invest in lower priced stocks.

We cannot assure you that any of these benefits will be achieved when the Reverse Split is effective.

Potential Disadvantages

Reduced liquidity. The future liquidity of our stock may be adversely affected by the reduced number of freely-tradable shares outstanding after the Reverse Split. The Reverse Split could cause the number of “odd-lot” holders to go up and cause the number of “round-lot” holders of the common stock to go down. An odd-lot is fewer than 100 shares. The number of round-lot holders is a common measure of a stock’s distribution, and a lower number may reflect more negatively on our shares. In addition, the new odd-lot holders may become reluctant to trade their shares because of higher commissions associated with odd-lot trading. Stockholders who hold odd-lots may experience an increase in the cost of selling their shares and may have greater difficulty in making sales. This may negatively impact our future average trading volume and thereby diminish interest in the common stock by some investors and advisors.

Decline in market price. The possibility exists that stockholder liquidity may be adversely affected by the reduced number of shares which will be outstanding when the Reverse Split is effected, particularly if the price per share of our stock begins a declining trend after the Reverse Split is effected. Companies which undertake reverse stock splits often experience such a declining trend.

Concentration of Holdings. Ownership of a majority of our outstanding shares of common stock and preferred stock is presently concentrated in the hands of a small number of stockholders. Those stockholders have the power to control the voting of our stock, including on such major transactions as a merger, acquisition, change in our Restated Certificate of Incorporation or bylaws or sale of assets. We are not aware of any present efforts by anyone to accumulate our stock or of any change in control that will result from the Reverse Split.

Potential Anti-Takeover Effect. One effect of the Reverse Split and Charter Amendment will be to increase the proportion of unissued authorized shares to issued shares. This could have an anti-takeover effect in certain circumstances, for example by enabling us to issue more shares and dilute the stock ownership of a person seeking to effect a change in the composition of our Board or contemplating a tender offer or other transaction for the combination of NATK with another company. However, we have not approved the Reverse Split in response to any effort to accumulate shares of our stock or obtain control of us, nor is the Reverse Split part of a plan by management to recommend a series of similar amendments to our Board and stockholders. Other than the Reverse Split, the Board does not currently contemplate recommending the adoption of any amendments to our Amended and Restated Certificate of Incorporation that could be construed to affect the ability of third parties to take over or change control of NATK.

Notwithstanding these potential disadvantages, the Board of Directors believes that the Reverse Split is in our best interest for the reasons set forth above in Reasons for the Reverse Split.

Effects of the Charter Amendment and Reverse Split

Common stock. The Charter Amendment and Reverse Split will become effective on the Effective Date. As a result of the Charter Amendment, the number of authorized shares of capital stock of NATK will be reduced to 31 million shares, composed of 30 million shares of common stock and one million shares of preferred stock. The par value of NATK’s common and preferred stock, of $0.001 will not change. Except for any changes as a result of the treatment of fractional shares, each stockholder will hold the same percentage of common stock outstanding immediately after the Reverse Split as that stockholder did immediately prior to the split. Common stock issued pursuant to the Reverse Split will remain fully paid and non-assessable. We will continue to be subject to the periodic reporting requirements of the Exchange Act. Proportionate adjustments will also be made to the per share exercise price and the number of shares issuable upon the exercise of all outstanding common stock warrants and options entitling the holders thereof to purchase shares of our common stock, which will result in approximately the same aggregate price being required to be paid upon exercise of such options or warrants after the Effective Date as was required immediately preceding the Reverse Spilt.

Preferred stock. In accordance with the Certificate of Designation of Preferences, Rights and Limitations of our Series CC Convertible preferred stock, the ratio of 1:925.926 for converting Series CC preferred stock into common stock will be appropriately adjusted to 1:46.2963 to reflect the Reverse Split of the common stock. Proportionate adjustments will also be made to the per share exercise price and the number of shares issuable upon the exercise of all outstanding preferred stock warrants entitling the holders thereof to purchase shares of our common stock, which will result in approximately the same aggregate price being required to be paid upon exercise of such warrants after the Effective Date as was required immediately preceding the Reverse Spilt.

Market price. We cannot predict whether the Reverse Split will increase or decrease the market price for our stock. The history of similar stock split combinations for companies in similar circumstances is varied. We cannot assure you that the market price per new share of NATK common stock after the Reverse Split will rise in proportion to the reduction in the number of old shares of NATK common stock outstanding before the Reverse Split. The market price of our stock will also be based on our performance and other factors, some of which are unrelated to the number of shares outstanding. If after the Reverse Split is effective the market price of our stock declines, the percentage decline as an absolute number and as a percentage of our overall market capitalization may be greater than would occur in the absence of a Reverse Split. Furthermore, liquidity of our common stock could be adversely affected by the reduced number of shares that will be outstanding after the Reverse Split. A reduction in liquidity could make larger investors reluctant to buy our stock because it could make it more difficult for them to buy and sell larger quantities of our stock without affecting its market price.

Accounting Changes. The Reverse Split will not affect the par value of $0.001 of our common stock. As a result, the stated capital on NATK’s balance sheet attributable to our common stock will be reduced proportionately based on the one-for-twenty Reverse Split ratio, and the additional paid-in capital account shall be credited with the amount by which the stated capital is reduced. The per share net loss or income and net book value of our common stock will increase because there will be fewer shares of our common stock outstanding.

Number of Shares. The following table illustrates approximately the effect of the Amendment on the shares of our common stock outstanding as of July 2, 2007, the Record Date:

Shares	No. of Common stock Equivalents on Record Date	No. of Common stock Equivalents on Effective Date
Authorized Capital:	270,000,000	31,000,000
Authorized Common (1)	250,000,000	30,000,000
Authorized Preferred	20,000,000	1,000,000
Issued
Common stock (1)	183,442,837	9,172,137
Series CC Preferred stock (2)	50,037,041	2,501,852
Warrants to purchase Series CC Preferred stock (2)	8,479,630	423,981
Warrants to purchase Common stock (2)	36,454,667	1,822,732
Options to purchase Common stock (2)	10,021,111	501,055
Restricted Stock (3)	1,680,000	84,000
Total	290,115,286	14,505,757
Available for future issuance:
Common stock	0	15,494,243
Preferred stock	19,945,960	945,960

(1)	Pursuant to the terms of the Conversion Agreement dated March 7, 2007 the Company is obligated to issue additional shares of common stock to the former holders of the Company’s 7% Convertible Debentures, if in connection with any financing of no less than $11.6 million, the Company sells or grants any option to purchase, or otherwise disposes of or issues, any common stock or common stock equivalents for less than the conversion price of the Debentures.
(2)	These securities contain antidilution provisions upon the occurrence of certain events and are therefore subject to adjustment.
(3)	We are presently obligated to issue Mr. Neal Kaufman $336,000 of restricted stock at future dates in connection with the stock option grants under his employment agreement. The number of shares of common stock that we are presently obligated to pay Mr. Kaufman is based on the market price of the common stock at the time he receives the shares. The future issuance of common stock is estimated at $0.20 per share.

As of the Record Date, NATK had 607 holders of record of its common stock. Following the Reverse Split, we expect to have more than 300 holders of record of our common stock. The Reverse Split is not being effected as the first step in a going private transaction under Rule 13e-3 of the Exchange Act and is not the purpose for which we are effecting the Reverse Split. However, we cannot assure you that neither we nor any of our affiliates will not take steps in the future that will result in a going private transaction under Rule 13e-3.

Procedure for Effecting Reverse Split and Exchange of Stock Certificates

Beginning on the 31st business day following the mailing of this information statement to our stockholders, each certificate representing outstanding shares of NATK stock issued prior to the Charter Amendment (“Old Shares”) will be deemed for all corporate purposes to evidence ownership of one-twentieth of the number of shares held prior to the Charter Amendment. Our transfer agent, Continental Stock Transfer & Trust Company will act as an exchange agent to exchange the Old Shares for new shares. Holders of Old Share will be asked to surrender to Continental Stock Transfer & Trust Company certificates held prior to the Charter Amendment in exchange for certificates to be issued after the Charter Amendment (“New Shares”) in accordance with the procedures to be set forth in a letter of transmittal to be sent by the Continental Stock Transfer & Trust Company. No certificate will be issued to a stockholder until such stockholder has surrendered such stockholder’s outstanding certificate(s) together with the properly completed and executed letter of transmittal to Continental Stock Transfer & Trust Company. Any Old Shares submitted for transfer, whether pursuant to a sale or other disposition, or otherwise, will automatically be exchanged for New Shares. STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE(S) AND SHOULD NOT SUBMIT ANY CERTIFICATE(S) UNTIL REQUESTED TO DO SO.

Fractional Shares

No fractional shares will be issued in connection with the Reverse Split. Any resulting fractional shares shall be rounded up and a shareholder will receive one (1) share of common stock for any fractional share.

No Dissenter’s Rights

Under the Delaware General Corporation Law, our stockholders are not entitled to dissenter’s rights with respect to the Reverse Split, and we will not independently provide stockholders with any such right.

Federal Income Tax Consequences of the Reverse Split

The following is a summary of certain material federal income tax consequences of the Reverse Split and does not purport to be a complete discussion of all of the possible federal income tax consequences and is included for general information only. This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), applicable U.S. Treasury regulations under the Code, administrative rulings and judicial authority, all as of the date of this information statement. All of the foregoing authorities are subject to change, with or without retroactive effect, and any change could affect the continuing validity of this summary. This summary does not address any state, local or foreign income or other tax consequences. Furthermore, it does not address the tax consequences that may be applicable to particular NATK stockholders in light of their individual circumstances or to holders that are subject to special tax rules, such as banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, nonresident alien individuals, broker-dealers, tax-exempt entities, stockholders who acquired their Old Shares through the exercise of options or otherwise as compensation, and stockholders who hold their Old Shares as part of a straddle, hedge, or conversion transaction. In addition, this summary does not address the tax consequences of the Reverse Split to holders of options or warrants to acquire our stock. This summary also assumes that the Old Shares were, and the New Shares will be, held as “capital assets,” as defined in the Code (generally, property held for investment).

No gain or loss should be recognized by a stockholder upon such stockholder’s exchange of Old Shares for New Shares pursuant to the Reverse Split. The aggregate tax basis of the New Shares, received in the Reverse Split (including any share resulting from rounding up a fractional share) will be the same as the stockholder’s aggregate tax basis in the Old Shares exchanged. The stockholder’s holding period for the New Shares will include the period during which the stockholder held the Old Shares surrendered in the Reverse Split.

This summary of the tax consequences of the Reverse Split is not binding on the Internal Revenue Service or the courts, and the tax treatment to particular stockholders may vary depending upon each stockholder’s particular facts and circumstances. Accordingly, each stockholder should consult with the stockholder’s own tax advisor with respect to all of the potential tax consequences of the Reverse Split.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth as of July 2, 2007, certain information with respect to the beneficial ownership of our common stock and preferred stock by (i) any person known by us to be the beneficial owner of more than 5% of any class of our voting securities, (ii) each executive officer who served in such capacity during the prior fiscal year; (iii) each director; and (iv) all current directors and executive officers as a group. Each of the persons named in the table has sole voting and investment power with respect to all shares beneficially owned by them, except as described in the footnotes following the table.

As of July 2, 2007, there were 183,442,837 shares of common stock and 54,040 shares of preferred stock outstanding. Each share of preferred stock is convertible into 925.926, shares of common stock at any time at the option of the holder. The preferred stock has voting rights equal to the common stock on an as-converted basis, subject to the limitations on conversion described below.

The number and percentage of shares beneficially owned has been calculated pursuant to Rule 13d-3 under the Securities Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under this rule, beneficial ownership includes any shares as to which each selling security holder has sole or shared voting power or investment power and also any shares which the selling security holder has the right to acquire within 60 days. For purposes of determining beneficial ownership in this table, all the shares underlying the preferred stock, and exercisable warrants have been included, although the preferred stock, and certain warrants contain limitations on their conversion if such conversion would result in the holder becoming the beneficial owner of more than 4.99% of the common stock. A holder may waive this limitation on the number of shares held by it if it provides at least 61 days prior notice of its waiver to us.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership of Common Shares	Percentage of Class	Amount and Nature of Beneficial Ownership of Preferred Shares	Percentage of Class
Sponsor Investments, LLC (1) Two Lincoln Centre 5420 LBJ Freeway, Suite 1450 Dallas, Texas 75240	123,004,445	51.20%	47,369	80.81%

Herakles Investments, Inc. (1)(2) 5949 Sherry Lane, Suite 1900 Dallas, Texas 75225	63,965,911	28.36%	39,539	68.79%

Opus 5949 LLC (1) (3) 5949 Sherry Lane, Suite 1900 Dallas, Texas 75224	10,936,486	5.96%	—	—

Crestview Capital Master, LLC (4) Crestview Warrant Fund, L.P. C/o Crestview Capital Funds 95 Revere Drive, Suite A Northbrook, Illinois 60062	41,123,743	20.62%	7,790	13.83%

Big Bend XI Investments, Ltd. (5) 3401 Armstrong Avenue Dallas, Texas 75205	20,011,918	10.78%	2,289	4.06%

MidSummer Investments, Ltd. (6) c/o MidSummer Capital, LLC 295 Madison Avenue, 38th Floor New York, New York 10022	27,886,365	14.53%	4,000	7.40%

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership of Common Shares	Percentage of Class	Amount and Nature of Beneficial Ownership of Preferred Shares	Percentage of Class

Islandia, L.P. (7) c/o John Lang, Inc. 485 Madison Avenue, 23rd Floor New York, New York 10022	8,932,865	4.84%	—	—

Henry W. Sullivan (8) 429 Memory Lane Marshall, Texas 75672	556,740	*	—	—

Kenneth Z. Scott (9) 17121 Club Hill Drive Dallas, Texas 75248	200,000	*	—	—

Joe Christian(10) 429 Memory Lane Marshall, Texas 75672	50,000	*	—	—

John T. Corcia (11) 429 Memory Lane Marshall, Texas 75672	100,000	*	—	—

Richard Guiltinan (12) 429 Memory Lane Marshall, Texas 75672	75,000	*	—	—

Alex Rankin 429 Memory Lane Marshall, Texas 75670	-0-	*	—	—

Mahesh Shetty (13) 429 Memory Lane Marshall, Texas 75672	1,750,000	*	—	—

Neal Kaufman (14) 216 Bloomfield Road Burlingame, California 94010	6,180,000	3.26%	—	—

All officers and directors as a group (6 persons) (8)(9)(10)(11)(12)	2,731,740	1.46%	—	—

(1)	Consists of (a) 42,790 shares of preferred stock convertible into 39,620,374 shares of common stock, (b) warrants to purchase 4,579 shares of preferred stock, which preferred stock is convertible into 4,239,815 shares of common stock, (c) 66,223,132 shares of common stock, and (d) warrants to purchase 12,921,124 shares of common stock. The shares of preferred stock are owned 36,105 by Herakles Investments, Inc. (“Herakles”), 5,389 by Astraea Investment Management, L.P. (“Astraea”), and 1,296 by Paul Pottinger, Christopher Bancroft, Michael Jordan, John M. Pigott, Pat Long, David Kellogg, Charles Jarvie, and David Pasahow. The warrants to purchase preferred stock are owned 3,434 by Herakles and 1,145 by Astraea. The shares of common stock are owned 44,040,488 by Sponsor Investments LLC (“Sponsor”), 10,936,486 by Opus 5949 LLC (“Opus”) and 10,946,158 by Herakles. The warrants to purchase common stock are owned 7,448,045 by Sponsor and 5,473,079 by Opus. Sponsor is owned by Sammons Enterprises, Inc. through its wholly owned subsidiary, Herakles, and by Astraea, who may be deemed to beneficially own the shares that they have authority to vote. Sponsor and Opus are ultimately under the common control of Consolidated Investment Services, Inc., a Nevada corporation.

(2)	Consists of (a) 10,946,158 shares of common stock, (b) 36,105 shares of preferred stock, convertible into 33,430,558 shares of common stock, and (c) warrants to purchase 3,434 shares of preferred stock, which preferred stock is convertible into 3,179,630 shares of common stock.
(3)	The power to vote or dispose of the shares beneficially owned by Opus is held by Herakles.
(4)	Consists of (a) 25,132,127 shares of common stock, (b) warrants to purchase 8,778,652 shares of common stock, (c) 5,500 shares of preferred stock convertible into 5,092,593 shares of common stock, and (d) warrants to purchase 2,290 shares of preferred stock, which preferred stock is convertible into 2,120,371 shares of common stock. Of the warrants to purchase shares of common stock, Crestview Warrant Fund owns 1,859,884 and Crestview Capital Master LLC (“Crestview”) owns 6,918,768. Crestview Capital Partners, LLC controls Crestview and Crestview Warrant Fund. The power to vote or dispose of the shares beneficially owned by Crestview is shared by Stewart Flink, Richard Levy, Robert Hoyt and Daniel Warsh. Steven J. Halpern has the sole power to vote or dispose of the shares beneficially owned by Crestview Warrant Fund, but he disclaims beneficial ownership of such shares.
(5)	Consists of 17,892,473 shares of common stock and warrants to purchase 2,289 shares of preferred stock, which preferred stock is convertible into 2,119,445 shares of common stock. The General Partner of Big Bend XI Investments, Ltd. (“Big Bend”) is 2M Companies, Inc., a Delaware corporation controlled by Morton H. Meyerson, who holds the power to vote or dispose of the shares beneficially owned by Big Bend.
(6)	Consists of (a)19,406,508 shares of common stock, (b) 4,000 shares of preferred stock convertible into 3,703,704 shares of common stock, and (c) warrants to purchase 4,776,153 shares of common stock. MidSummer Capital, LLC, as the investment advisor to MidSummer Investments, Ltd. (“MidSummer”), may be deemed to have dispositive power over the shares owned by MidSummer. MidSummer Capital, LLC disclaims beneficial ownership of such shares. Mr. Michel Amsalem and Mr. Scott Kaufman have delegated authority from the members of MidSummer with respect to the shares of common stock owned by MidSummer. Messrs. Amsalem and Kaufman may be deemed to share dispositive power over the shares of common stock held by MidSummer. Messrs. Amsalem and Kaufman disclaim beneficial ownership of such shares of common stock, and neither person has any legal right to maintain such delegated authority.
(7)	Consists of (a) 7,682,426 shares of common stock and (b) warrants to purchase 1,250,439 shares of common stock. By virtue of their respective positions as officers of John Lang, Inc., the general partner of Islandia, L.P. (“Islandia”), each of Richard Berner, Edgar Berner, Thomas Berner and Anthony Berner has sole voting and dispositive power with respect to the shares of common stock beneficially owned by Islandia. Each of those persons and John Lang, Inc. disclaims beneficial ownership of such shares.
(8)	Includes 448,624 shares held directly, 83,116 shares held indirectly through a 401(K) plan, and 25,000 shares held by a trust of which Mr. Sullivan serves as trustee.
(9)	Includes options to purchase 200,000 shares of common stock.
(10)	Includes options to purchase 50,000 shares of common stock.
(11)	Includes options to purchase 100,000 shares of common stock.
(12)	Includes options to purchase 75,000 shares of common stock.
(13)	Includes options to purchase 1,750,000 shares of common stock.
(14)	Includes options to purchase 4,500,000 shares of common stock and approximately 1,680,000 shares of restricted common stock. The Company is presently obligated to issue Mr. Kaufman $336,000 of restricted stock at future dates in connection with the stock option grants under his employment agreement. The number of shares of common stock that the Company is presently obligated to pay Mr. Kaufman is based on the market price of the common stock at November 30, 2007, the time he is to receives the shares. The number of shares of common stock to be issued in the future is estimated to be 1,680,000 based on an estimated per share price of $0.20.
*	Indicates less than 1% ownership.

Voting Agreements

On February 22, 2005, Sponsor, Herakles, Astraea and certain individuals to whom Sponsor has distributed shares of its NATK preferred stock granted Sponsor an irrevocable proxy under a Voting Agreement to vote their respective shares of voting stock, whether preferred or common, on all matters, but retained sole dispositive power over their shares. The obligation of each party under the Voting Agreement terminates upon the earlier of February 22, 2015 or the sale by such party of its shares of voting stock subject to the Voting Agreement.

Nominations of Director by Party Owning More than 5% Beneficial Interest

During the past year Sponsor, which beneficially owns more than 5% of our voting stock, recommended Joe Christian for nomination to the Board of Directors. No third party assisted in identifying or evaluating such nominee in exchange for a fee.

ADDITIONAL INFORMATION

We will furnish without charge to any stockholder, upon written or oral request, any documents filed by us pursuant to the Exchange Act. Requests for such documents should be addressed to NATK, Inc., 429 Memory Lane, Marshall, Texas 75672. Documents filed by us pursuant to the Exchange Act may be reviewed and/or obtained through the Securities and Exchange Commission’s Electronic Data Gathering Analysis and Retrieval System, which is publicly available through the Securities and Exchange Commission’s web site (http://www.sec.gov).

INCORPORATION BY REFERENCE

Our quarterly reports on Forms 10-QSB for the quarters ended December 31, 2006 and April 1, 2007 are incorporated herein by reference as of their respective filing dates with the SEC.

DELIVERY OF DOCUMENTS TO SECURITY HOLDERS

Upon an oral or written request made by a security holder, the Company will undertake to deliver, by first class mail, within one business day following its receipt of such request, a copy of this information statement, the Company’s latest annual report or all documents that are incorporated herein by reference. A request for such information shall be made to North American Technologies Group, Inc., 429 Memory Lane, Marshall, Texas 75672, Attention Secretary, Telephone Number (903) 923-7200.

By order of the Board of Directors,

/s/ Mahesh Shetty

Mahesh Shetty

Chief Financial Officer

Marshall, Texas

July 19, 2007